Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

LaserCard Corporation

We consent to use of our report dated June 9, 2004, except for note 2(8) which is as of June 14, 2006, relating to the consolidated statements of operations, stockholders’ equity and other comprehensive income (loss), and cash flows of LaserCard Corporation and subsidiaries for the year ended March 31, 2004, and our report on the financial statement schedule dated June 14, 2006, which reports are incorporated herein by reference. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

KPMG LLP

Mountain View, CA

March 30, 2007